Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430

	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

Financial Results for the Fourth Quarter and Year End 2008

CAMBRIDGE, MA — February 12, 2009 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today reported its financial results for the fourth quarter and year ended December 31, 2008.

For the fourth quarter of 2008, the Company reported a net loss of $18.4 million, compared to a net loss of $14.3 million for the same period in 2007.  For the year ended December 31, 2008, the Company reported a net loss of $62.6 million compared to a net loss of $68.9 million for the same period in 2007.  At December 31, 2008, the Company had cash, cash equivalents, and marketable securities of $108.5 million, compared to $135.9 million at December 31, 2007.

“During 2008 we achieved key milestones,” commented Craig A. Wheeler, President and Chief Executive Officer. “Together with our partner Sandoz, we now have two abbreviated new drug applications for complex mixture products under review at the FDA, one for generic Lovenox® and one for generic Copaxone®.  As we enter 2009, I believe we are very well positioned with a significant product portfolio and strong financial resources,” he concluded.

2008 Accomplishments:

•                  Submitted an amendment to Sandoz’ abbreviated new drug application (ANDA) for M-Enoxaparin, a generic version of Lovenox, to the U.S. Food and Drug Administration that responded to the FDA’s inquiry regarding the potential for immunogenicity of the drug product.

•                  Announced that the U.S. Food and Drug Administration had accepted for review the ANDA for M356, a generic version of Copaxone.

•                  Announced positive Phase 1 results in healthy volunteers for M118, Momenta’s novel product candidate, supporting its potential as an anticoagulant therapy in patients with acute coronary syndromes (ACS).

•                  Advanced the Company’s follow-on biologics program by successfully adapting and applying Momenta’s proprietary technology to the characterization of glycoproteins and other complex biologics.

•                  Strengthened the Momenta management team with the addition of James Roach, M.D., as Chief Medical Officer, Bruce Leicher, J.D., as General Counsel and the appointment of James Sulat as Chairman of the Board of Directors.

•                  Completed a $24.1 million registered direct offering of Momenta stock.

Financial Results

Revenue for the fourth quarter of 2008 was $2.9 million, compared to $10.0 million for the same period in 2007.  For the year ended December 31, 2008, revenue was $14.6 million, compared to $21.6 million for 2007.  The decrease in revenue in both periods was a result of decreased reimbursable expenses associated with the development of M-Enoxaparin.

Research and development expenses for the fourth quarter of 2008 were $15.4 million, compared to $19.6 million for the same period in 2007.  For the year ended December 31, 2008, research and development expenses were $55.3 million, compared to $69.9 million for 2007.  The decrease in research and development expenses in both periods was primarily due to decreased manufacturing and third-party research and development expenditures associated with our M-Enoxaparin and M356 programs.

General and administrative expenses for the fourth quarter of 2008 totaled $6.2 million, compared with $6.3 million for the same period in 2007.  For the year ended December 31, 2008, general and administrative expenses were $24.6 million, compared to $28.2 million for 2007.  The decrease in general and administrative expenses for the year was primarily due to a decrease in stock compensation expense and a decrease in professional fees.

Conference Call Information

Management will host a conference call on Thursday, February 12, 2009 at 10:00 am EST to discuss these results and provide an update on the Company.  To access the call, please dial (877) 857-6176 (domestic) or (719) 325-4802 (international) prior to the scheduled conference call time and provide the access code 8430535. A replay of the call will be available approximately two hours after the call and will be accessible through February 26, 2009.  To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and provide the access code 8430535.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through March 14, 2009.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs.  Momenta was founded in 2001 based on technology initially developed at the Massachusetts Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the FDA’s review of, and inquiries regarding,  our regulatory submissions, our product development plans, and the Company’s revenue, expenses and other results of operations, including the quarter and year ended December 31, 2008, current and future development efforts and commercialization efforts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited, Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2008	December 31, 2007
Assets
Cash and marketable securities	$108,531	$135,937
Restricted cash	1,778	1,778
Other assets	21,892	30,583
Total assets	$132,201	$168,298
Liabilities and Stockholders’ Equity
Current liabilities	$19,092	$22,412
Other liabilities	13,604	18,346
Stockholders’ equity	99,505	127,540
Total liabilities and stockholders’ equity	$132,201	$168,298

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Collaboration revenue	$2,941	$9,998	$14,570	$21,561
Operating expenses:
Research and development*	15,377	19,592	55,301	69,899
General and administrative*	6,200	6,255	24,591	28,219
Total operating expenses	21,577	25,847	79,892	98,118
Loss from operations	(18,636)	(15,849)	(65,322)	(76,557)
Other income, net	266	1,559	2,685	7,676
Net loss	$(18,370)	$(14,290)	$(62,637)	$(68,881)
Basic and diluted net loss per share	$(0.50)	$(0.40)	$(1.74)	$(1.93)
Shares used in computing basic and diluted net loss per share	36,476	35,695	35,960	35,639

*Includes stock-based compensation of the following:

Research and development	$382	$1,234	$3,124	$4,792
General and administrative	$1,663	$1,815	$6,090	$7,895

CONTACT:  Momenta Pharmaceuticals, Inc.

Beverly Holley

(617) 395-5189

###